Exhibit 99.2

Saks Incorporated

Supplement to Performance Share Agreement

R. Brad Martin

Name of Award Holder

Effective Date of Award: June 23, 2005

40,000

Number of Performance Shares

Dear Award Holder:

I am pleased to inform you that Saks Incorporated (the “Company”) has awarded to you the number of shares of its common stock, $0.10 par value, indicated above (the “Performance Shares”). The Performance Shares are awarded to you pursuant to and subject to the terms and conditions of (1) the Company’s 2004 Long-Term Incentive Plan (the “Plan”), (2) the Performance Share Agreement between the Company and you (the “Agreement”), and (3) this Supplement to Performance Share Agreement. This Supplement to Performance Share Agreement is an “Award Supplement” referred to in the Agreement.

The Performance Shares will vest as determined by the Human Resources/Option Committee of the Board of Directors (the “Committee”) in accordance with the terms of the Plan as described in the next sentences, unless the Performance Shares vest earlier in accordance with paragraph 3 of the Agreement. The Performance Shares include a performance period ending on January 28, 2006, unless the shares vest earlier or are forfeited as provided in the Martin Performance Share Agreement, and are subject to the achievement, as determined by the Human Resources/Option Committee of the Board of Directors in accordance with the Plan, of the following performance targets: achievement of EBIT plan (up to 10,000 shares); execution of value creating strategic alternatives for DSG assets (up to 15,000 shares); completion of Sarbanes-Oxley Section 404 assessment and the taking of appropriate actions with respect thereto (up to 5,000 shares); and the implementation of corporate governance initiatives that enhance shareholder value (up to 10,000 shares). You will forfeit all Performance Shares if the Committee determines that performance is less than the threshold level of performance. You will earn a prorated number of Performance Shares if the Committee determines that performance is greater than the threshold level of performance but less than the maximum level of performance. Notwithstanding anything to the contrary set forth in this Award Supplement, the number of Performance Shares to be delivered pursuant to this Award Supplement may, in the sole discretion of the Company’s Board of Directors, be reduced.

Saks Incorporated

By:
James S. Scully
Executive Vice President
Human Resources & Strategic Planning